Exhibit 9.2

                       NOTE AND WARRANT PURCHASE AGREEMENT


         THIS NOTE AND WARRANT PURCHASE AGREEMENT (this "Agreement") is made as of the 12th day of November, 2002 (the "Effective Date") by and among PARK CITY GROUP. INC. a Nevada corporation (the "Company"), and A (the "Purchaser").


         In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.       AMOUNT AND TERMS OF THE LOAN

         1.1. The Loan. Subject to the terms of this Agreement, the Purchaser agrees to purchase, for $30,000 (the "Loan Amount"), and the return to the Company of its note in favor of the Purchaser, dated August 16, 2002, having a face amount of $________________ (the "Original Convertible Promissory Note"), a new note from the Company having a face value equal to $ B plus accrued interest under the Original Convertible Promissory Note as of date hereof (the "Principal Amount") and shall receive, upon the purchasing of such note and in consideration therefor:

                  1.1.1. A promissory note in substantially the form attached hereto as Exhibit A (the "Note").

                  1.1.2. A warrant (the "Warrant") to purchase C shares (the "Warrant Share Number") of common stock, par value $.01 per share, of the Company (the "PCG Common Stock"). The Warrant shall be in substantially the form attached hereto as Exhibit B.

                  1.1.3. Value of Note and Warrant. The Company and the Purchaser, having adverse interests and as a result of arm's length bargaining, agree that Neither the Purchaser nor any affiliated company has rendered any services to the Company in connection with this Agreement. The aggregate fair market value of the Note, if issued apart from the Warrant is D , and the aggregate fair market value of the Warrant, if issued apart from the Note is E .

2.       THE CLOSING

         2.1. Closing Date. The closing of the purchase and sale of the Note and the Warrant (the "Closing") shall be held on the Effective Date, or at such other time as the Company and the Purchaser shall agree (the "Closing Date").

         2.2. Delivery. At the Closing (i) the Purchaser will deliver to the Company, (a) a check or wire transfer of funds in the amount of the Loan Amount, (b) the original Convertible Promissory Note and (c) the original Warrant to Purchase Common Stock; and (ii) the Company shall issue and deliver to the Purchaser
                  (a) a Note in favor of the Purchaser payable in the principal amount of the Principal Amount, (b) a Warrant issued in the name of Purchaser and exercisable for the Warrant Share Number of shares of Fields Common Stock and (c) a second warrant, to replace the warrant delivered by Purchaser pursuant to provision 2.2.(c)above, identical in all respects except that the exercise price is $0.04 per share.

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3.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

         The Company hereby represents and warrants to the Purchaser as follows:

         3.1. Corporate Power. The Company has, and will have at the Closing Date, all requisite corporate power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

         3.2. Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company's obligations hereunder, has been taken.

         3.3. Offering. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4 hereof, the offer, issue, and sale of the Notes and Warrants are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "1933 Act"), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

         3.4. Financial Statements. The Company has previously made available to the Purchaser, or indicated the online location of, a copy of its audited financial statements (i) as of and for the fiscal year ended December 31, 2000 and 1999 certified by Sorenson, Vance & Co. the "Audited 2000 Financials", and
                  (ii) as of and for the six months ended June 30, 2001 (the Audited 2001 Financials") certified by Tanner & Co., and with true and complete copies of each registration statement and proxy statement (including supplements and amendments thereto) filed by the Company with the Securities and Exchange Commission (the "SEC") since June 30, 2001 and of the following reports filed by the Company with the SEC: the Company's Annual Reports on Form 10-K[SB] for each of the two fiscal years in the periods ended December 31, 1999, and 2000, and the six months ending June 30, 2001, and all Quarterly Reports on Form 10-QSB and all Current Reports on Form 8-K filed after June 30, 2001 (the "SEC Filings"). The Company Financial Statements and the audited year-end and unaudited interim financial statements and schedules contained in the SEC Filings (or incorporated therein by reference) were prepared in accordance with the books and records of the Company in all material respects and were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise noted therein and except that the unaudited interim financial statements were or are subject to normal year-end and audit adjustments that in the aggregate are not material. Each of the financial statements referred to above fairly presents the financial position of the Company as of the respective dates set forth therein or the results of operations and changes in financial position of the Company for the respective fiscal periods or as of the respective dates set forth therein, except that the unaudited interim financial statements were or are subject to normal year-end and audit adjustments that in the aggregate are not material. Each such registration statement, proxy statement and SEC

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                  Filing did not, on the date of effectiveness in the case of such registration statements, on the date of mailing and on the date of any stockholder meetings in the case of such proxy statements and on the date of filing in the case of such SEC Filings, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each SEC filing, as of the date of its filing, complied as to form with the requirements of the Securities Exchange Act of 1934, as amended.

4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Company as follows:

4.1. Purchase for Own Account. The Purchaser is acquiring the Note, the equity securities into which the Note may be converted, the Warrant and the Fields Common Stock issuable upon exercise of the Warrant (collectively, the "Securities") solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention. The Purchaser understands that the Securities have not been registered under the 1933 Act and applicable state securities laws and, therefore, cannot be resold unless they are subsequently registered under the 1933 Act and applicable state securities laws or unless an exemption from such registration is available. The Purchaser further understands and agrees that, until so registered or transferred pursuant to the provisions of Rule 144 under the Securities Act, such securities shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

                  "These securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. These securities have been acquired for investment and not with a view to their distribution or resale, and may not be sold, pledged, or otherwise transferred without an effective registration statement for such securities under the Securities Act and applicable state securities laws, or an opinion of counsel satisfactory to the Corporation to the effect that such registration is not required."

         Such legend shall be removed when such securities may be sold pursuant to Rule 144(k).

         4.2. Information and Sophistication. The Purchaser acknowledges that it has made inquiry concerning the Company, its business, operations, financial condition and its personnel and received all the information it has requested from the Company that it considers necessary or appropriate for deciding whether to acquire the Securities. The officers of the Company have made available to the Purchaser any and all written information which the Purchaser has requested and have answered to the Purchaser's satisfaction all inquiries made by the Purchaser. The Purchaser represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Purchaser. The Purchaser further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment and that the Purchaser has the capacity to protect its own interests in connection with the purchase of the Securities by reason of the Purchaser's business or financial experience.

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         4.3.     Ability to Bear Economic Risk. The Purchaser acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

         4.4. Risk. The Company's operations are subject to all of the risks inherent in any early-stage business enterprise and the likelihood of the success of the Company must be evaluated in light of various factors, including the need for additional capital to fund the Company's activities, working capital deficits, competition with established and well-financed entities, the need for further refinements of the Company's products and services, changes in technology, reliance on key personnel, changes in markets generally for the Company's products and services, and changes and uncertainties in the securities markets. There can be no assurance that the Company will be able to generate sufficient revenues to support its operations and/or achieve profitable results.

         4.5. Accredited Investor Status. The Purchaser is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

         4.6. Further Assurances. The Purchaser agrees and covenants that at any time and from time to time it will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Agreement.

5.       MISCELLANEOUS

         5.1. Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         5.2. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Utah as applied to agreements among Utah residents, made and to be performed entirely within the State of Utah.

         5.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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         5.4.     Titles and Subtitles. The titles and subtitles used in this
                  Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         5.5. Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Post Office, postage prepaid, addressed to the Company 333 Main Street Suite #300; P.O. Box 5000; Park City, UT 84060, or to the Purchaser at fill in , or at such other address as such party may designate by ten (10) days advance written notice to the other party.

         5.6. Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Purchaser.

         5.7 Entire Agreement. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

         5.8 Purchaser's Expenses. The Company will pay Purchaser's reasonable out-of-pocket expenses associated with this Loan, including, but not limited to, expenses of counsel; provided, however, that all Purchasers work with the Company's financial advisor and such advisor's counsel in such efforts.

IN WITNESS WHEREOF, the parties have executed this NOTE AND WARRANT PURCHASE AGREEMENT as of the date first written above.

                                           COMPANY:

                                           PARK CITY GROUP INC.



                                           By:_________________________________
                                           Name:  Randall K. Fields
                                           Title: Chief Executive Officer,
                                                  President


                                           PURCHASER:

                                           NAME - fill in



                                           By: ________________________________
                                           Name:
                                           Title:  An Individual